EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-160169, 333-159112, 333-158930, 333-150474, 333-76837, 333-118417, 333-134157, 333-135193 and 333-146287) on Form S-4 (Nos. 333-160170, 333-78231, 333-108516, 333-117834 and 333-123534) and on Form S-8 (Nos. 333-159951, 333-151818, 333-125665, 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719, 333-105895, 333-116320, 333-135196, 333-135198 and 333-143875) of Range Resources Corporation and in the Prospectuses of our report dated February 23, 2009 (except Note 2, as to which the date is August 5, 2009), with respect to the consolidated financial statements of Range Resources Corporation, for the year ended December 31, 2008, included in this Current Report on Form 8-K dated August 7, 2009.
/s/ Ernst &Young LLP
Fort Worth, Texas
August 5, 2009